Exhibit 10.16

VIVINT SOLAR, INC.

2014 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT GRANT AND RESTRICTED STOCK UNIT AGREEMENT

Terms defined in the Vivint Solar, Inc. 2014 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Agreement, including the Notice of Restricted Stock Unit Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Unit Grant, and all exhibits to these documents (all together, the “ Agreement”).

Participant has been granted this Restricted Stock Unit (“RSU”) Grant with terms below and subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Participant:

Grant Number

Grant Date

Vesting Start Date

Number of Shares Granted

Vesting Schedule:

Unless the vesting is accelerated, the Restricted Stock Units will vest on the following schedule:

[If Participant continues to be a Service Provider through each such date, 25% of the Shares subject to the RSU will vest on the first RSU Quarterly Vesting Date that is on or after the 1 year anniversary of the Vesting Start Date, and on each of the next 12 RSU Quarterly Vesting Dates, 1/16 of the number of Restricted Stock Units granted will vest, subject to Participant continuing to be a Service Provider through each such date.]

“RSU Quarterly Vesting Date” means the second Wednesday of the month of each of February, May, August, and November of any Fiscal Year.

If Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the unvested Restricted Stock Units will immediately terminate.

Participant’s signature below indicates that:

(i)	He or she agrees that this Restricted Stock Unit Grant is granted under and governed by the terms and conditions of the Plan and this Agreement, including their exhibits and appendices.
(ii)

He or she understands that the Company is not providing any tax, legal or financial advice and is not the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Shares.

(iii)

He or she has reviewed the Plan and this Agreement, has had an opportunity to obtain the advice of personal tax, legal and financial advisors prior to signing this Agreement and fully understands all provisions of the Plan and Agreement. He or she will consult with his or her own personal tax, legal and financial advisors before taking any action related to the Plan.
(iv)	He or she has read and agrees to each provision of Section 10 of this Agreement.
(v)	He or she will notify the Company of any change to the contact address below.

PARTICIPANT

Signature

ADDRESS:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.Grant. The Company grants the Participant a Restricted Stock Unit Grant as described on the Notice of Grant. If there is a conflict between the Plan and this Agreement, the Plan will prevail.

2.Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 3 or 4, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, the Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any obligations for Tax-Related Items (as defined in Section 7). Subject to the provisions of Section 4 and Section 7, vested Restricted Stock Units will be paid in whole Shares as soon as practicable after vesting, but in each such case within the period 60 days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.

3.Vesting Schedule. The Restricted Stock Units will only vest under the Vesting Schedule on the Notice of Grant or as set out in Section 4 of this Agreement. Shares scheduled to vest on a date or upon the occurrence of a condition will not vest unless Participant continues to be a Service Provider beginning on the Grant Date through the date that the vesting is scheduled to occur. The Administrator may modify the vesting schedule under Section 10 of the Plan if Participant takes a leave of absence or has a reduction in hours worked.

4.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of any portion of the Restricted Stock Units at any time, subject to the terms of the Plan. In that case, the Restricted Stock Units will be vested as of the date specified by the Administrator. The payment of Shares vesting pursuant to this Section 4 will be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

5.Forfeiture upon Termination of Status as a Service Provider. Any Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider will cease vesting and will revert to the Plan on the 30th day following] the Termination of Status Date. The date of Participant’s termination as a Service Provider is detailed in Section 3(c) of the Plan.

6.Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to the administrator or executor of Participant’s estate or, if the Administrator permits, Participant’s designated beneficiary. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7.Tax Obligations.

(a)Tax Withholding.

(i)No Shares will be issued to Participant until satisfactory arrangements (as determined by the Administrator) have been made by Participant for the payment of income, employment, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) that the Administrator determines must be withheld. If Participant is a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by the Appendix. If Participant fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or Tax-Related Items related to Restricted Stock Units otherwise are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

(ii)The Company has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company, this will be the method by which such tax withholding obligations are satisfied.

(iii)Further, if Participant is subject to taxation in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, the Company and/or Participant’s employer (the “Employer”), or former employer may withhold or account for tax in greater than one jurisdiction.

(b)Code Section 409A.

(i)If the vesting of any portion of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A) and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the 6-month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the first day after the end of the 6-month period.

(ii)If the termination as a Service Provider is due to death, the delay under Section 7(b)(i) will not apply. If Participant dies following his or her termination as a Service Provider, the delay under Section 7(b)(i) will be disregarded and the Restricted Stock Units will be paid in Shares to Participant’s estate as soon as practicable following his or her death.

(iii)All payments and benefits under this Restricted Stock Unit Grant are intended to be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units or Shares issuable upon the vesting of Restricted Stock Units will be subject to the additional tax imposed under Section 409A. The Company and Participant intend that any ambiguities be interpreted so that the Restricted Stock Units are exempt from or comply with Section 409A.

(iv)Each payment under these Restricted Stock Units is intended to be a separate payment as described in Treasury Regulations Section 1.409A-2(b)(2).

8.Forfeiture or Clawback. The Restricted Stock Units (including any proceeds, gains or other economic benefit received by the Participant from a subsequent sale of Shares issued upon vesting) will be subject to any compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement. This includes any clawback policy adopted to comply with the requirements of Applicable Laws.

9.Rights as Stockholder. Participant’s rights as a stockholder of the Company, including as to voting Shares and the receipt of dividends and distributions on such Shares will not begin until certificates representing Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant.

10.Acknowledgements and Agreements. Participant’s signature on the Notice of Grant accepting the Restricted Stock Unit Grant, indicates that:

(a)HE OR SHE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THESE RESTRICTED STOCK UNITS IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AND THAT BEING HIRED, AND GRANTED THESE RESTRICTED STOCK UNITS WILL NOT RESULT IN VESTING.

(b)HE OR SHE FURTHER ACKNOWLEDGES AND AGREES THAT THESE RESTRICTED STOCK UNITS AND AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF PARTICIPANT’S EMPLOYER (OR ENTITY TO WHICH HE OR SHE IS PROVIDING SERVICES) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

(c)He or she agrees that this Agreement and its incorporated documents reflect all agreements on its subject matters and that he or she is not accepting this Agreement based on any promises, representations, or inducements other than those reflected in the Agreement.

(d)He or she agrees that delivery of any documents related to the Plan or Awards under the Plan, including the Plan, the Agreement, the Plan’s prospectus and any reports of the Company provided generally to the Company’s stockholders, may be made by electronic delivery and that he or she will participate in the Plan through any electronic system designated by the Company.

(e)He or she accepts that all good faith decisions or interpretations of the Administrator regarding the Plan and Awards under the Plan are binding, conclusive and final.

(f)He or she agrees that the Plan is established voluntarily by the Company, it is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(g)He or she agrees that the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past.

(h)He or she agrees that all decisions regarding future Awards, if any, will be at the sole discretion of the Company.

(i)He or she agrees that he or she is voluntarily participating in the Plan.

(j)He or she agrees that the Restricted Stock Units and any Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(k)He or she agrees that the Restricted Stock Units and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for any purpose, including for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

(l)He or she agrees that the future value of the Shares underlying the Restricted Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(m)He or she agrees that, for purposes of the Restricted Stock Units, Participant’s engagement as a Service Provider will be considered terminated as of the Termination of Status Date (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s engagement agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Administrator.

(n)He or she agrees that any right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of the Termination of Status date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where Participant is a Service Provider or Participant’s engagement agreement or employment agreement, if any, unless Participant is providing bona fide services during such time).

(o)He or she agrees that the Administrator has the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Restricted Stock Units (including whether Participant may still be considered to be providing services while on a leave of absence).

(p)He or she agrees that none of the Company, the Employer, or any Parent or Subsidiary will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.

(q)He or she has read and agrees to the Data Privacy Provisions of Section 11 of this Agreement.

(r)He or she agrees that no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or any member of the Company Group, waives his or her ability, if any, to bring any such claim, and releases the Company and all members of the Company Group from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11.Data Privacy.

(a)Participant voluntarily consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer, the Company and any member of the Company Group for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

(b)Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

(c)Participant understands that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan.

(d)Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides in certain jurisdictions outside the United States, to the extent required by Applicable Laws he or she may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting this award of Restricted Stock Units, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing these consents on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider with the Employer will not be adversely affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company will not be able to grant Participant awards under the Plan or administer or maintain awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. Participant understands that he or she may contact his or her local human resources representative for more information on the consequences of Participant’s refusal to consent or withdrawal of consent.

12.Miscellaneous

(a)Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be addressed to the Company at Vivint Solar, Inc., 4931 N. 300 W., Provo, Utah 84604, Attention: Stock Plan Administrator, until the Company designates another address in writing.

(b)Non-Transferability of Restricted Stock Units. The Restricted Stock Units may not be transferred other than by will or the laws of descent or distribution.

(c)Binding Agreement. If any Restricted Stock Units are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties to this Agreement.

(d)Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to, Participant (or his or her estate), issuance will occur until such condition has been satisfied in a manner acceptable to the Company. The Company will try to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

(e)Captions. Captions provided in this Agreement are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

(f)Agreement Severable. If any provision of this Agreement is held invalid or unenforceable, that provision will be severed from the remaining provisions of this Agreement and the invalidity or unenforceability will have no effect on the remainder of the Agreement.

(g)Modifications to the Agreement. Modifications to this Agreement or the Plan can be made only in an express written contract (including a unilateral contract) executed by a duly authorized officer of the Company. The Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection to these Restricted Stock Units, and to comply with other Applicable Laws.

(h)Non-U.S. Appendix. These Restricted Stock Units are subject to any special terms and conditions set forth in any appendix to this Agreement for Participant’s country (the “Appendix”). If Participant relocates to a country included in the Appendix, the special terms and conditions for that country will apply to Participant to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

(i)Choice of Law; Choice of Forum. The Plan, all Awards and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. For purposes of litigating any dispute that arises under this Plan, a Participant's acceptance of an Award is his or her consent to the jurisdiction of the State of Delaware, and agree that any such litigation will be conducted in Delaware Court of Chancery, or the federal courts for the United States for the District of Delaware, and no other courts, regardless of where a Participant's services are performed.

(j)Modifications to the Award Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise the Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to these Restricted Stock Units.

(k)Waiver. Participant acknowledges that a waiver by the Company of a breach of any provision of this Award Agreement will not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other Participant.

EXHIBIT B

APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT

Terms and Conditions

This Appendix to Restricted Stock Unit Agreement (the “Appendix”) includes additional terms and conditions that govern the Restricted Stock Units granted to Participant under the Plan if Participant resides in one of the countries listed below at the time of grant or the Participant moves to one of the listed countries. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

Notifications

This Appendix may also include information regarding exchange controls and certain other issues of which Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other laws in effect in the respective countries as of [DATE]. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time Participant sells Shares acquired under the Plan.

In addition, the information contained in this Appendix is general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of a particular result. Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working, transfers employment after the Restricted Stock Units are granted, or is considered a resident of another country for local law purposes, the information in this Appendix may not apply to Participant, and the Administrator will determine to what extent the terms and conditions in this Appendix apply.

[INSERT COUNTRY SPECIFIC PROVISIONS]